                                                                  "Exhibit 99.1"


                                             FOR IMMEDIATE RELEASE

CONTACT:

Richard L. Soloway, CEO                      Stephen D. Axelrod, CFA
Kevin S. Buchel, Senior VP                   Andria Arena (Media)
NAPCO SECURITY SYSTEMS, INC.                 WOLFE AXELROD WEINBERGER ASSOC. LLC
(631) 842-9400 ext. 120                      (212) 370-4500; (212) 370-4505 fax
                                             steve@wolfeaxelrod.com

                   NAPCO SECURITY SYSTEMS, INC. REPORTS RECORD
                   3RD FISCAL QUARTER SALES AND STRONG PROFITS

           - QUARTER PROFITS INCREASE 38%, 9 MONTHS PROFITS UP 103% -

         - CONTINUATION OF POSITIVE TRENDS ANTICIPATED IN 4TH QUARTER -

AMITYVILLE, NEW YORK - MAY, 9, 2005 -- NAPCO SECURITY SYSTEMS, INC. (NASDAQ:
NSSC) one of the world's leading suppliers of high performance electronic security equipment for over 30 years, announced today financial results for its third quarter and nine months ended March 31, 2005.

Net sales for the third quarter ended March 31, 2005 increased 7% to $15,743,000 from $14,742,000 reported for the same quarter a year earlier. Net income for the quarter increased 38% to $1,013,000, or $0.11 per diluted share compared to net income of $734,000, or $0.09 per diluted share, reported for the same year ago period. The increase in sales for the third quarter was across all product lines which are intrusion and fire alarms, locking devices and access control systems.

Net sales for the nine months ended March 31, 2005 increased 15% to $45,202,000, from $39,206,000 reported for the nine months ended March 31, 2004. Net income for the first nine months of fiscal 2005 increased 103% to $2,398,000, or $0.27 per diluted share, compared to net income of $1,180,000, or $0.15 per diluted share, for the same period a year earlier.

Richard Soloway, Chairman and President, stated, "I am very pleased with the performance of fiscal 2005 to date and the prospects for the full fiscal year as we enter the 4th quarter, traditionally NAPCO's strongest. The continued success and robust acceptance of NAPCO's diversified lines of advanced security product solutions as well as the vitality of the security industry has led to our strong performance."

Mr. Soloway continued, "At the recently held International Security Conference in Las Vegas, our new products were enthusiastically received. We believe that the sales generated from these exciting products should continuously build up revenues and profits for our Company for years to come. Furthermore, we will continue to reinvest between 7 and 8 percent of our annual revenues on new product development."

                                                                          MORE -

 As the fourth quarter of our fiscal year is historically our strongest, we can anticipate with a great degree of confidence reporting significant sales over the remainder of the fiscal year. Because our bottom line is sensitive to increased sales volume as a result of more rapid overhead absorption, it can also be expected as in past years, that strong sales in the fourth quarter should have a positive impact on net income and per share results. We look forward to reporting another very successful year," Mr. Soloway concluded.

As of March 31, 2005, NAPCO's current ratio was 4.6-to-1 and working capital stood at $28.6 million. Bank debt was down to $2.9 million as compared to $12.1 million a year ago. * Earnings before interest, taxes, depreciation and amortization (EBITDA) for the nine months ending March 31, 2005 has similarly improved, increasing 57% to $4.7 million from $3.0 million a year earlier.

                       ----------------------------------

NAPCO SECURITY SYSTEMS, INC. is one of the world's leading manufacturers of technologically advanced electronic security equipment including intrusion and fire alarm systems, access control systems and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling security control panels and sensors, locking devices and access control products. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $25 billion.

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

* For the nine months ended March 31, 2005 and 2004, respectively, EBITDA has been calculated by adding depreciation and amortization ($844,000 and $854,000), interest expense ($176,000 and $331,000) and provision for income taxes ($1,280,000 and $635,000) to net income ($2,398,000 and $1,180,000).

                                                            - TABLES TO FOLLOW -

                  NAPCO SECURITY SYSTEMS, INC AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                          Three Months Ended            Nine Months Ended
                                                               MARCH 31,                    MARCH 31,
                                                         2005             2004           2005           2004
                                                         ----             ----           ----           ----
Net Sales                                            $   15,743      $   14,742      $   45,202      $   39,206
Cost of Sales                                            10,647          10,120          30,915          27,049
                                                     ----------      ----------      ----------      ----------
   Gross profit                                           5,096           4,622          14,287          12,157
Selling, General and Administrative Expenses              3,423           3,363          10,263           9,945
                                                     ----------      ----------      ----------      ----------
   Operating income                                       1,673           1,259           4,024           2,212
                                                     ----------      ----------      ----------      ----------
Interest Expense, net                                        50             101             176             331
Other expenses, net                                          72              30             170              66
                                                     ----------      ----------      ----------      ----------
   Other expenses                                           122             131             346             397
                                                     ----------      ----------      ----------      ----------
   Income before provision for income taxes               1,551           1,128           3,678           1,815
Provision for income taxes                                  538             394           1,280             635
                                                     ----------      ----------      ----------      ----------
   Net income                                        $    1,013      $      734      $    2,398      $    1,180
                                                     ==========      ==========      ==========      ==========
Net income per share:*
                  Basic                              $     0.12      $     0.09      $     0.28      $     0.15
                                                     ==========      ==========      ==========      ==========
                  Diluted                            $     0.11      $     0.09      $     0.27      $     0.15
                                                     ==========      ==========      ==========      ==========
Weighted average number of shares outstanding *
                  Basic                               8,577,126       8,048,102       8,536,390       7,866,338
                                                     ==========      ==========      ==========      ==========
                  Diluted                             9,055,540       8,337,089       8,975,625       8,126,422
                                                     ==========      ==========      ==========      ==========

* The 20% stock dividend declared on November 8, 2004 has been retroactively reflected in all 2004 share and per share data.

                                                                         - MORE-

                  NAPCO SECURITY SYSTEMS, INC AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             March 31,     June 30,
                              ASSETS                                           2005          2004
                                                                               ----          ----
Current Assets:                                                            (unaudited)
   Cash                                                                       $ 1,153      $   796
   Accounts receivable, less allowance for doubtful accounts                   17,587       19,927
   Inventories, net                                                            15,232       14,594
   Prepaid expenses and other current assets                                      841          760
   Deferred income taxes                                                        1,763        1,763
                                                                              -------      -------
            Total current assets                                               36,576       37,840
   Property, plant and equipment, net                                           8,722        8,987
   Goodwill                                                                     9,686        9,686
   Other assets                                                                   170          159
                                                                              -------      -------
                                                                              $55,154      $56,672
                                                                              =======      =======
            LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Current portion of long-term debt                                               --      $ 1,900
   Accounts payable                                                             4,597        3,789
   Accrued expenses                                                               937          963
   Accrued salaries and wages                                                   1,894        1,911
   Accrued income taxes                                                           498          285
                                                                              -------      -------
            Total current liabilities                                           7,926        8,848

   Long-term debt                                                               2,913        6,400
   Accrued income taxes                                                         2,520        2,243
   Deferred income taxes                                                        1,277        1,277
                                                                              -------      -------
            Total liabilities                                                  14,636       18,768
                                                                              -------      -------
Stockholders' Equity*
   Common stock, par value $.01 per share; 21,000,000 shares authorized,
     8,635,430 and 8,503,670 shares issued and
     outstanding, respectively                                                     86           85
   Additional paid-in capital                                                  11,596       11,381
   Retained earnings                                                           28,836       26,438
                                                                              -------      -------
            Total stockholders' equity                                         40,518       37,904
                                                                              -------      -------
                                                                              $55,154      $56,672
                                                                              =======      =======

* The 20% stock dividend declared on November 8, 2004, has been retroactively reflected in Stockholders' Equity.